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Exhibit 10.7

BIOMIRA SEVERANCE AGREEMENT

        SEVERANCE AGREEMENT made as of the 06 day of July 1998.

        BETWEEN:

BIOMIRA INC., a corporation, incorporated under the laws of Canada
OF THE FIRST PART
-and-
Edward Taylor an employee of the Company or one of its Subsidiaries or an entity controlled by the Company
OF THE SECOND PART

        WHEREAS the Company has implemented an Executive Severance Plan in relation to the termination of employment of Employee-Officers of the Company in the following situations:

  A)
  In the regular course of events (i.e. other than in the event of a "Change of Control"), and

  B)
  In the event of a "Change of Control".

        The following terms of severance will apply. These are based on an agreement that you will not accept employment or contract work with a direct competitor of the Company for a period of two (2) years from the date of severance. For purposes of this Agreement, direct competitors include companies or divisions of companies that have, as their primary technology platform, the development of therapeutic cancer vaccines or technologies involving KLH conjugation or liposomal IL2 immune modulators involving cytokines in liposomal formulations.

  Termination of Services

A.
If in the regular course of events Biomira Inc. should deliver to you written notice that your services hereunder will no longer be required, Biomira Inc. will pay or cause you to be paid (a) one and one-half (1.5) times the amount of your annual salary in effect at the time such notice is given, (b) the annual bonus amount, if any, paid to you in relation to the immediately preceding fiscal year, and (c) an additional sum equal to 20% of your annual salary then in effect in lieu of any further benefits under this letter agreement, except to the extent these would already have accrued or been earned by you under Biomira Inc.'s retirement or option plans (all benefits cease as of the date of severance). The sum of these amounts (a), (b) and (c) shall be paid in equal monthly installments, over 18 months.

  If such notice is given, you agree to resign forthwith from any and all offices and directorships held by you with Biomira Inc. and release Biomira Inc. and its officers from any additional severance or other employment related obligations. The "date of severance" will be the date of the written notice or such date as specified therein.

  In addition, should Biomira Inc. purport to alter the scope of your duties hereunder, in such manner that in result you suffer what would constitute a demotion (in the context of an employer-employee relationship), you shall be entitled to treat this as notice of constructive termination of your services hereunder. In such event, the provisions hereinabove specified in respect of compensation in lieu of notice shall apply mutatis mutandis, with the date of the change of duties being the date of severance, unless otherwise mutually agreed.

  It is further understood and agreed that if services are terminated as provided above, share options continue to become vested until the first anniversary of the date of severance. In accordance with your Stock Option Agreements 04-May-95 (as amended 29-Jul-96), 18-Jan-96 (as amended 29-Jul-96), and 10-Dec-97, the expiry date for all vested share options will be the second anniversary of the date of severance or the expiry date of your options, whichever is sooner.

  Biomira Inc. shall, notwithstanding the foregoing, not be deemed to have terminated your services if you have reached normal retirement age and Biomira Inc. has indicated it no longer wishes to retain your services. For the purposes hereof the expression "normal retirement age" shall mean, in the absence of an agreement to the contrary by the parties, the day when you shall have reached the full age of 65 years.

  It is further understood and agreed that if the termination of service occurs within one and one-half (1.5) years of your normal retirement age, the total amount payable under the preceding paragraphs shall be calculated as provided therein and then multiplied by a fraction, the numerator of which is the number of whole months remaining until the normal retirement age date and the denominator of which is 18 months.

  In the event of termination of your employment by reason of death or disability, you (or your designated beneficiary or estate) will be entitled to all rights available to you under Biomira Inc.'s benefit and compensation plans applicable in the case of death or disability which were in effect at the time of death or disability. Your death or disability after you are eligible to receive severance payments under this agreement shall not affect the obligation of Biomira Inc. to make such payments.

  Notwithstanding the foregoing provisions hereof, should your employment be terminated for "cause", as that term is interpreted according to the laws of the State or Province where you were based immediately prior to your termination, you shall only be entitled to be compensation as determined by a court of competent jurisdiction in such State or Province.

  If you should be entitled to receive payments from Biomira Inc. on account of termination of your employment under the terms of another employment or severance agreement, or under the terms of applicable laws and regulations, such other payments shall discharge payments under this agreement and payments under this agreement shall discharge pro tanto such other amounts due to you.

B.
If during the term of your employment there should be a "Change of Control", as defined in Exhibit A attached hereto, and thereafter:

  (i)
  you do not serve as Vice President, Finance & Administration/CFO (or in a position of similar or more senior authority) for at least two calendar years or during such period of two years your service with Biomira Inc. should terminate for any reason in either case other than voluntary resignation, death, disability, or retirement at or after your normal retirement date under Biomira Inc.'s retirement plans, or

  (ii)
  you voluntarily resign your position at Biomira Inc. within one year of a Change of Control as a result of a good faith determination that, as a result of the Change of Control, you are unable to effectively discharge the duties of the position you occupied immediately prior to such Change of Control.

  Biomira Inc. will pay to you in lieu of any rights, other than those accrued as of the date of termination under Biomira Inc.'s retirement or option plans, an amount equal to (a) two (2) times amount of your annual salary amount in effect at the time of Change of Control, (b) the annual bonus amount, if any, paid to you in relation to the immediately preceding fiscal year, and (c) an additional sum equal to 20% of your annual salary then in effect in lieu of any further benefits under this letter agreement, except to the extent these would already have accrued or been earned by you under Biomira Inc.'s retirement or option plans (all benefits cease as of the date of severance). The sum of these amounts (a), (b) and (c) shall be paid in equal monthly installments, over 24 months.

  In the event of a bona fide threat of a takeover bid for voting control of the Corporation, the Secretary shall be required to estimate, prior to the occurrence of a Change of Control, the extent to which you might receive a "parachute payment" should your employment be terminated as a result thereof. Such estimate by the Secretary and the method of its calculation shall be certified by the Company's auditors as being consistent with the terms of this agreement and shall, in the absence of compelling evidence to the contrary, be deemed to be conclusive and binding upon the parties hereto. Subject to the direction and approval of the Board of Directors, the Secretary may set up a reserve and set aside sufficient funds to permit payment of the aforesaid amount to you.

  It is further understood and agreed that if services are terminated as provided above, the expiry date for share options vested in accordance with your Stock Option Agreements will be the second anniversary of the date of severance or the expiry date of your options, whichever is sooner.

  In the event of termination of your employment after a Change of Control by reason of death or disability, you (or your designated beneficiary or estate) will be entitled to all rights available to you under Biomira Inc.'s benefit and compensation plans applicable in the case of death or disability which were in effect immediately prior to the Change of Control or, if greater, in effect at the time of death or disability. Your death or disability after you are eligible to receive severance payments under this agreement shall not affect the obligation of Biomira Inc. to make such payments.

  If you should be entitled to receive payments from Biomira Inc. on account of termination of your employment under the terms of another employment or severance agreement, or under the terms of applicable laws and regulations, such other payments shall discharge payments under this agreement and payments under this agreement shall discharge pro tanto such other amounts due to you.

        IN WITNESS WHEREOF this Severance Agreement has been executed by the parties hereto.

BIOMIRA INC.
		By:	/s/ T. Alexander McPherson

Name
		By:	/s/

Name
SIGNED, SEALED AND DELIVERED in the presence of	) ) )
	)		/s/ Edward Taylor
	)		Edward Taylor
)
/s/	)
Witness

Exhibit A

        "Change of Control" shall be deemed to have taken place if (1) a third person, including a group working in concert, becomes the beneficial owner of shares of Biomira Inc. (the "Company" having 25% or more of the total number of votes that may be cast for the election of directors of the Company or (2) there occurs any cash tender or exchange offer, amalgamation or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, and as a result of or in connection with either (1) or (2), persons who were directors of the Company before the event shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

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BIOMIRA SEVERANCE AGREEMENT
Exhibit A